Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

HSBC Finance Corporation

We consent to the incorporation by reference in the registration statements (No. 333-134419 and No. 333-134419-01) on Form S-3 of HSBC Credit Card Master Note Trust (USA) I of our attestation report dated March 12, 2010 with respect to each of HSBC Finance Corporation, as Servicer, HSBC Card Services Inc., and HSBC Technology & Services (USA) Inc. (the “HSBC Companies) and its assessment of compliance with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission’s Regulation AB applicable to the servicing of credit card receivables related to the HSBC Credit Card Master Note Trust (USA) I’s asset-backed securitization transactions and securities publicly issued on or after January 1, 2006 (the Platform), except for the servicing criteria identified in Schedule I of the “Report on Compliance With Applicable Servicing Criteria Pursuant To Item 1122 of Regulation AB Under the Securities Exchange Act of 1934” (Management’s Report) as “Not Applicable” which each of the individual HSBC Companies has determined are not applicable to the activities performed with respect to the Platform, as of and for the year ended December 31, 2009. Our attestation report appears in the December 31, 2009 annual report on Form 10-K of HSBC Credit Card Master Note Trust (USA) I.

/s/ KPMG LLP

Chicago, Illinois

March 24, 2010